Exhibit 10.2

March 7, 2023

Mr. Jack McGrath

Email: jackm@jakks.net

Dear Jack:

Assignment to JAKKS Pacific (UK) Ltd.

I am writing to confirm the terms which will apply to you during your assignment to JAKKS Pacific (UK) Ltd. in the United Kingdom. During your assignment your title will be President of European Operations and you will be responsible for supervising day-to-day European operations of JAKKS Pacific, Inc. (the “Company”), including administrative services related to such position and as needed management of other personnel engaged in JAKKS Pacific (UK) Ltd.’s operations and the Company’s European operations, and to perform such duties in connection therewith on behalf of JAKKS Pacific (UK) Ltd. and the Company perform such duties in connection therewith on behalf of JAKKS Pacific (UK) Ltd. and the Company as JAKKS Pacific (UK) Ltd.’s Director and the Company’s Board of Directors and Executive Officers may from time to time direct that are reasonably related to your responsibilities. During your assignment to JAKKS Pacific (UK) Ltd. you will continue to be employed by the Company but will not, however, perform duties regarding the Company’s operations in the United States.

Except as provided in this letter, your employment will continue to be governed by the employment agreement between you and the Company entered into on March 4, 2010, which was effective January 1, 2010 (the “2010 Employment Agreement”), and which was amended by a First Amendment to Employment Agreement dated August 23, 2011, a Second Amendment to Employment Agreement dated May 15, 2013, a Third Amendment Extending Term of Employment Agreement dated June 11, 2015, a Fourth Amendment to Employment Agreement dated September 29, 2016, a Fifth Amendment dated February 28, 2018, and an Acknowledgment and Waiver Agreement dated as of August 9, 2019, a Sixth Amendment dated as of December 31, 2019, a Seventh Amendment dated as of June 18, 2021, and an Eighth Amendment dated as of March 7, 2023 (as amended, the 2010 Employment Agreement is referred to as the “Amended Employment Agreement”.)

Your assignment is conditional upon your having a valid visa/work permit allowing you to work legally in the United Kingdom.

Your assignment will begin on, and the terms set out below will apply to you from, January 1, 2024 and is expected to continue until December 31, 2025, subject to earlier termination (see below). Your assignment to JAKKS Pacific (UK) Ltd. may be terminated by the Company giving you not less than forty-five (45) days’ notice in writing (or otherwise in accordance with this letter). At the end of your assignment to JAKKS Pacific (UK) Ltd. the terms set out in this letter regarding your employment by JAKKS Pacific (UK) Ltd. will cease to apply and your continued employment by the Company will be governed by your Amended Employment Agreement.

Place of Work During Assignment - Your normal place of work during your assignment will be at the principal offices of JAKKS Pacific (UK) Ltd. currently located in Bracknell, Berkshire, England, or such other place in England as the Company may reasonably determine. You may work outside the UK for extended periods during your employment in connection with the performance of your responsibilities for supervising day-to-day European operations of the Company as President of European Operations.

Hours of Work - Your normal hours of work during your assignment will be those worked at JAKKS Pacific (UK) Ltd. which are between 8:30 am and 5:30 pm, Mondays to Fridays inclusive, with a lunch break of 45 minutes per day to be taken between the hours of 12.00pm and 2.00pm. You may be required to work such additional hours as are necessary for the proper performance of your duties without extra remuneration.

You may be required to work more than 48 hours in a week (including your hours spent in other employment (if applicable). By signing this letter, you agree that the limit of working 48 hours in any 7 day period as specified in the Working Time Regulations 1998 (the “Regulations”) shall not apply to you. If you wish to withdraw your consent you may do so by giving the Company not less than three months’ written notice.

In the paragraph above “working time” means any time during which you are carrying out work on behalf of JAKKS Pacific (UK) Ltd. whether or not this takes place on JAKKS Pacific (UK) Ltd.’s premises. This could, for example, include travelling to and attending meetings off-premises and relevant training (as defined in the Regulations). However, “working time” does not include rest breaks, time taken for medical appointments or your lunch break.

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Health Benefits – You will be eligible for National Health insurance in the United Kingdom if an immigration health surcharge fee is paid at the time of your visa application. In addition, the Company has agreed to provide private medical and dental insurance to you which will be effective upon the start of your assignment in the United Kingdom and cease on the termination of your assignment. Your eligibility for benefits and/or cover under any health benefit scheme is subject always to the terms and conditions of such scheme from time to time in force. The Company may change insurer, alter the level of cover, and/or replace or remove any scheme at any time at its sole discretion at any time.

Vacation – During your assignment to JAKKS Pacific (UK) Ltd., you will be entitled to the United Kingdom’s statutory minimum vacation entitlement. For a full-time employee this is 28 days per year and is inclusive of United Kingdom public holidays (of which there are normally 8). You will follow the United Kingdom public holiday schedule in its entirety during your assignment unless agreed otherwise. You must agree the dates of your vacation in advance with the CEO of the Company.

Tax returns and Record Keeping - You are required to maintain accurate records of time spent in the United Kingdom and the United States and any other country you may travel to during the assignment in such manner as the Company may direct from time to time. You must provide such records to the Company immediately on demand, whether before, on or within 2 years of the termination of your assignment, whether or not your employment also ends. It is your responsibility to comply with the United Kingdom’s and the US’ tax requirements and to ensure that your tax returns are properly submitted within the appropriate deadlines.

You are eligible to receive tax advice at the Company's expense (not to exceed US$5,000.00), from tax advisers nominated by the Company from time to time (and subject to such financial and/or other conditions as the Company may from time to time impose), in respect of both the United States and the United Kingdom’s tax returns relating to your period of assignment. Such advice will be provided in relation to remuneration from your employment only. The Company will not pay for additional tax planning advice, for example in relation to personal investments or inheritance. The Company shall take no responsibility for any advice given at its expense and may impose financial limits on its contribution, at its absolute discretion from time to time.

It is your responsibility to promptly recover any overpayment of tax or social security contributions made to any relevant authority for the benefit of the Company and to pay over any such sums recovered to the Company promptly. If you fail to do so the Company reserves the right to recover all or part of any sum(s) from you by making deductions from any sums due to you, and without prejudice to the Company's other rights and remedies.

Any penalties or interest charges incurred because you fail to provide information or documentation requested by the nominated tax adviser promptly will be your responsibility. The Company will not reimburse you in respect of any such costs.

Repatriation Reimbursement - Subject to the circumstances in which your assignment and/or your employment ends, you are entitled to travel reimbursement to cover the cost of your departing flight from the United Kingdom to the United States, business class, and a contribution towards the reasonable costs of transporting your personal belongings, provided these expenses are incurred within one month of the end of your assignment and provided you provide satisfactory evidence that you have incurred them. No costs shall be borne by the Company in respect of transporting either you or any of your belongings in connection with the termination of your assignment if you are dismissed by reason of your gross misconduct or other material breach of the terms of the Amended Employment Agreement and this letter agreement or in the event you resign from your employment.

Other Employment Terms – Please see the attached appendix for details of certain other terms that will apply to you during your assignment.

Except as specifically set forth in this letter, all other terms of your employment with the Company remain the same.

[Signature page follows]

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Please sign, date and return the duplicate copy of this letter to me to confirm that you have read, understand and agree to its contents. The additional copy of this letter is for you to keep.

Regards,

JAKKS Pacific, Inc.

Name:

Title:

I confirm that I have read, understand and agree to be bound by the contents of this letter.

Date:                                               , 2023

[Signature page to letter to Jack McGrath from JAKKS Pacific, Inc.

regarding his assignment to JAKKS Pacific (UK) Ltd.]

Appendix

1.	Probationary period – No probationary period applies to your employment.

2.

Disciplinary and grievance procedures - The Company will apply JAKKS Pacific (UK) Ltd.’s disciplinary and grievance procedures during your assignment, copies of which are available on request. These procedures do not form part of the terms of your assignment. If, during your assignment, you wish to appeal against a disciplinary decision or raise a grievance you should write to the Company’s Chief Executive Officer.

3.

Sickness absence and sick pay -If you are ill or unable to work for any reason during your assignment you will notify the Company’s Chief Executive Officer as soon as possible on the first day of absence of the reasons for your absence and how long it is likely to last. You will be required to complete self-certification forms in respect of any period of absence lasting less than 7 days and to provide a medical Fit Note for any period of incapacity of more than seven days (including weekends). Further Fit Notes must be provided to cover any further periods of incapacity. Provided you comply with these sickness absence procedures you will be entitled to receive the United Kingdom statutory sick pay (currently £99.35 per week) provided you meet the other qualifying requirements for this pay. You will not be entitled to any additional payment during sickness absence.

4.	Pension Scheme - As you will be in the United Kingdom on a temporary assignment from the Company the obligations in the United Kingdom relating to pension auto-enrolment do not apply to you.

5.

Other Paid Leave - You may be eligible for other paid leave during your assignment, including adoption leave, paternity leave, parental leave, shared parental leave and parental bereavement leave, subject to your complying with the relevant statutory and other conditions and requirements in order to be entitled to the leave and pay.

6.

Training - The Company and JAKKS Pacific (UK) Ltd. may offer training during your assignment (subject to certain eligibility requirements and other conditions). Details of this training will be provided by the Company’s Chief Executive Officer as and when relevant. All training is voluntary unless you are otherwise notified. The Company will ordinarily bear the cost of the training offered.

7.	Collective Agreement - There is no collective agreement which directly affects your employment during your assignment.